EXHIBIT 77.O

77.O	TRANSACTIONS EFFECTED PURSUANT TO RULE 10F-3

Columbia Balanced Fund, Inc.:

Qualifying transactions are listed below. On a quarterly basis, the Registrant's Board of Directors receives a Form
10F-3 containing information that enables them to determine that all purchases made during the quarter were effected in compliance with the Registrant's 10F-3 procedures.


1)	Issuer:                 Starwood Corporation (144A)
	Date of Purchase:       4/11/2002
	Underwriter from whom Purchased:
                              Lehman Brothers
	Affiliated Underwriters:
		Fleet Securities, Inc.
	Other Members of Syndicate:
	                        JP Morgan/Chase Securities
	                        Deutsche Bank Securities
	                        SG Cowen
                              Banc of America Securities
					Credit Lyonnais Securities
					BMO Nesbitt Burns
					Bear Stearsn & Co.
                              Scotia Capital
	Aggregate dollar amount of purchase:
					$500,000 par
	Aggregate dollar amount of offering:
					$800,000,000
	Purchase price (net of fees and expenses):
	$99.483 per share
	Date offering commenced:
					4/11/2002
	Commission:			$3,750